EXHIBIT 10.31



Jake Miles
President/CEO
Urban Cool Network
1401 Elm St.
Suite 1955
Dallas, TX 75202

          Re: NaviSite, Inc. Alliance Partner Program

Dear Jake:

     I am pleased to invite Urban Cool Network to participate as a Partner in NaviSite's Alliance Partner Program. The intent of the Alliance Program is to provide a cooperative framework within which the companies can promote each other's complementary products and services to clients we feel will benefit from them. This letter sets forth the general terms and conditions of the Program. Your participation in the Program is acknowledged by signing this copy of the letter to indicate your acceptance of these terms and returning it to me at the NaviSite address indicated below. Your participation in the Program is also subject to the terms of NaviSite's standard Non-Disclosure Agreement dated _____ ______a copy of which is enclosed for your convenience.

                             Scope of Participation

     NaviSite authorizes your to promote, market and solicit orders for its products and services on a non-exclusive basis. No order will be considered binding upon us unless and until it is accepted by us and we reserve the right, in our sole discretion, to reject any order placed by or through you and to change our prices for products and services without notice to you or any customers referred by you.

                             Your Responsibilities

     You will use commercially reasonable efforts to successfully promote, market and solicit orders for our products and services from customers during your participation in the Program. You agree (a) to conduct your business in a manner that reflects favorably at all times on NaviSite and our good name, goodwill and reputation; (b) not to engage in any deceptive, misleading or unethical practice; (c) not to make false or misleading representations regarding NaviSite or its products and services; (d) not to publish or employ or cooperate in the publication or employment or any misleading or deceptive advertising material; and (e) not to make any representations, warranties or guarantees to customers, potential customers or the trade generally with respect to NaviSite which are inconsistent with those contained in the literature provided to you by NaviSite or distributed directly by NaviSite. You also agree to at all times comply with all applicable laws and regulations in the performance of your responsibilities as a participant in the Program. During your participation in the Program, you will not promote or market any products or services which NaviSite deems to be competitive with its products or services to a client of NaviSite (whether such client has been referred by you or not).

                              Our Responsibilities

     We will provide you with marketing information, advertisements, sales literature, user documentation, training and other promotional materials for the marketing and promotion of our products and services.

     We will also identify you in a directory of Alliance  Program  participants maintained on our website, communicate with you on a regular basis via a newsletter or other format of our choosing, and provide your with access to a "Partners only" website containing product and service information. Additionally, we will offer you a discount of 25% off the standard list price of the first server hosted by NaviSite for your own use.

                               Reciprocal Rights

     We will each authorize the other to place Site Links to our Web pages more fully described as to format, location and graphic and textual content in Exhibit A.

Textual and graphic content will be provided to the linking party, if necessary, as a computer-readable file in a compatible file format. We will each retain sole and exclusive right, title and interest, including but not limited to all intellectual property rights in our respective trademarks and logos.

                               Your Compensation

     In return for your participation in the Program, NaviSite will pay you approximately thirty (30) days after the end of each calendar quarter, a commission equal to 10% of the aggregate amount of all fees, excluding any taxes, actually collected by NaviSite during that quarter in connection with providing standard NaviSite product and services (those on our Price List) to each customer referred to us by your during the first twelve (12) month period that NaviSite provides services to each such referred customer. If we determine that a customer referral is the result of your efforts combined with the efforts of another party, we reserve the right to allocate a portion of the commission to such other party in a proportion that we determine to be equitable. Our decision on the allocation of commissions will be final and binding on all parties involved. Additionally, we will offer you a discount of 25% off the standard list price of the first server hosted by NaviSite for your own use. Our payment obligations are exclusive of, and you shall be responsible for, all sales, use, value-added, privilege, excise or similar duties or taxes levied upon you.

                                  Termination

     Either of us may terminate your participation in the Program at any time upon sixty (60) days' written notice. We will pay you commissions for any customers you refer and who enter into an agreement with us to receive NaviSite products or services within fifteen (15) days of the effective date of the termination of your participation in the Program. If you materially breach the terms of the Program, you will not be entitled to any further commissions whether earned before, on or after the date of such breach and NaviSite may terminate your participation in the Program immediately.

                                 Miscellaneous

     The terms and conditions of the Alliance Partner Program will be interpreted and governed by the laws of the State of California, without reference to its conflict of law principles. Our relationship shall be that of independent contractors, and nothing contained in this letter shall for any purpose whatsoever or in any way or manner create any partnership, joint venture, agency or other relationship between us. Neither of us may assign our rights relating to your participation in the Program without the other's prior written consent, except to an entity which has succeeded to substantially all of its business and assets to which the Program relates, and which has assumed in writing or by operation of law its obligations relating to the Program.

     We at NaviSite look forward to your participation in the Alliance Partner Program and a long and mutually rewarding relationship with you.

                                                Very truly yours,

                                                Karen Schopp
                                                Channel Development Manager


Accepted and Agreed to:                         Authorized NaviSite Signature:

Date: 12/29/99                                  Date: 1-6-99
     --------------------------                      --------------------------


By: /s/ Jacob R. Miles                          By: /s/ Howard S. Brown
   ----------------------------                    ----------------------------

Name: Jacob R. Miles                            Name: Howard S. Brown
     --------------------------                      --------------------------

Title:   CEO                                    Title: DIR. OF SALES
      -------------------------                       -------------------------